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May 4, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Application For Withdrawal of Registration Statement on Form S-3 Filed For Radian Group Inc. (Commission File No.333-59252)



Dear Sir or Madam:

         Pursuant to Rule 477 of the Securities Act of 1933, as amended (the "Securities Act"), Radian Group Inc. ("Radian") hereby requests to withdraw its pre-effective Registration Statement on Form S-3 (Commission File No. 333-59252) that was filed with the Securities and Exchange Commission on April 19, 2001.

                     Radian has decided to pursue alternative financing arrangements, not involving the initial public issuance of securities.

         Please contact Steven C. Robbins at Reed Smith LLP at (215) 851-8119 with any questions or comments regarding this application. Thank you for your attention to this matter.

                            Sincerely,



                            RADIAN GROUP INC.

                            By: /s/ Howard S. Yaruss
                              ----------------------
                            Senior Vice President, Secretary and General Counsel